Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-4 of Arbor Realty Trust, Inc. and Subsidiaries of our report dated February 13, 2017, with respect to the financial statements of Cardinal Financial Company, Limited Partnership, for the year ended December 31, 2016, which is included in the Annual Report (Form 10-K) of Arbor Realty Trust, Inc. and Subsidiaries for the year ended December 31, 2017.

/s/ Richey, May & Co., LLP
Englewood, Colorado

April 11, 2018